Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-234425 and 333-234425-01

Product Supplement No. EQUITY INDICES ARN-1

(To Prospectus dated December 31, 2019

and Series A MTN Prospectus Supplement dated December 31, 2019)

January 8, 2020

BofA Finance LLC

Accelerated Return Notes® “ARNs®” Linked to One or More Equity Indices

Fully and Unconditionally Guaranteed by Bank of America Corporation

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ARNs are unsecured senior notes issued by BofA Finance LLC, a direct, wholly-owned subsidiary of Bank of America Corporation (the “Guarantor”). Any payment due on ARNs is fully and unconditionally guaranteed by the Guarantor. Any payments due on ARNs, including any repayment of principal, will be subject to the credit risk of BofA Finance LLC, as issuer of ARNs, and the credit risk of Bank of America Corporation, as guarantor of ARNs.

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ARNs do not guarantee the return of principal at maturity, and we will not pay interest on ARNs. Instead, the return on ARNs will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices.

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ARNs provide an opportunity to earn a multiple (which will be 3 times, unless otherwise set forth in the applicable term sheet) of the positive performance of the Market Measure, up to a specified cap (the “Capped Value”), while exposing you to any negative performance of the Market Measure on a 1-to-1 basis.

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If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined in “Summary” below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount of your ARNs plus a multiple of that increase, up to the Capped Value. If the value of the Market Measure does not change from its Starting Value to its Ending Value, you will receive a Redemption Amount that equals the principal amount.

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If the value of the Market Measure decreases from its Starting Value to its Ending Value, you will be subject to 1-to-1 downside exposure to that decrease. In such a case, you may lose all or a significant portion of the principal amount of your ARNs.

•	This product supplement describes the general terms of ARNs, the risk factors to consider before investing, the general manner in which ARNs may be offered and sold, and other relevant information.

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For each offering of ARNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, the Participation Rate (as defined in “Summary” below) and certain risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

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ARNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

•	One or more of our affiliates, including BofA Securities, Inc. (“BofAS”), may act as our selling agents to offer ARNs and will act in a principal capacity in such role.

ARNs and the related guarantee of ARNs by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. ARNs are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of ARNs should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement, page S-5 of the accompanying Series A MTN prospectus supplement, and page 7 of the accompanying prospectus. You may lose all or a significant portion of your investment in ARNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

ARNs®	and “Accelerated Return Notes®” are the Guarantor’s registered service marks.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement and the accompanying prospectus supplement and prospectus, as well as the applicable term sheet. None of us, the Guarantor or BofAS have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about ARNs, you should not rely on it.

Key Terms:

General:	ARNs are senior debt securities issued by BofA Finance LLC, and are not guaranteed or insured by the FDIC or secured by collateral. ARNs are fully and unconditionally guaranteed by Bank of America Corporation. ARNs will rank equally in right of payment with all other unsecured and unsubordinated debt of BofA Finance LLC from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of ARNs will rank equally in right of payment with all other unsecured and unsubordinated obligations of Bank of America Corporation, except obligations that are subject to any priorities or preferences by law. Any payments due on ARNs, including any repayment of principal, are subject to the credit risk of BofA Finance LLC, as issuer of ARNs, and the credit risk of Bank of America Corporation, as guarantor of ARNs.

The return on ARNs will be based on the performance of a Market Measure, and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your principal amount if the value of the Market Measure decreases from the Starting Value to the Ending Value.

Each issue of ARNs will mature on the date set forth in the applicable term sheet. We cannot redeem ARNs at any earlier date. We will not make any payments on ARNs until maturity, and you will not receive any interest payments.

Market Measure:	The Market Measure may consist of one or more of the following:

•	U.S. broad-based equity indices;

•	U.S. sector or style-based equity indices;

•	non-U.S. or global equity indices; or

•	any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each equity index included in any Basket as a “Basket Component.” If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:	The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when ARNs are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of ARNs—Basket Market Measures.”

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (as defined in “Description of ARNs—The Starting Value and the Ending Value”).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of ARNs—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined in “Description of ARNs—Market Disruption Events”) occurs and is continuing on a scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as described in “Description of ARNs—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:	The rate at which investors participate in any increase in the value of the Market Measure. The Participation Rate will be 300% for ARNs, unless otherwise set forth in the applicable term sheet.

Capped Value:	The maximum Redemption Amount. Your investment return is limited to the amount represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of ARNs.

Redemption Amount at Maturity:	At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value. If the value of the Market Measure does not change from the Starting Value to the Ending Value, you will receive a Redemption Amount that equals the principal amount. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will be subject to 1-to-1 downside exposure to that decrease and will receive a Redemption Amount that is less than the principal amount and could be zero.

Any payments due on ARNs, including any repayment of principal, are subject to our credit risk as issuer of ARNs and the credit risk of Bank of America Corporation, as guarantor of ARNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:	You may lose all or a significant portion of the principal amount of your ARNs. Further, if you sell your ARNs prior to maturity, you may find that the market value per ARN is less than the price that you paid for your ARNs.

Calculation Agent:	The calculation agent will make all determinations associated with ARNs. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, BofAS, or one of our other affiliates to act as calculation agent for ARNs. See “Description of ARNs—Role of the Calculation Agent.”

Selling Agents:	One or more of our affiliates, including BofAS, will act as our selling agent(s) in connection with each offering of ARNs and will receive a commission or an underwriting discount based on the number of units of ARNs sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely on this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase ARNs.

Listing:	Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

ERISA Considerations:	See “ERISA Considerations” beginning on page 60 of the accompanying prospectus.

This product supplement relates only to ARNs and does not relate to any equity index that comprises the Market Measure described in any term sheet. You should read carefully the entire prospectus, prospectus supplement and this product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in ARNs, to determine whether an investment in ARNs is appropriate for you. If information in this product supplement is inconsistent with the accompanying prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

None of us, the Guarantor or any selling agent is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted.

Certain terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus supplement or prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to BofA Finance LLC, and not to Bank of America Corporation (or any other affiliate of ours).

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

RISK FACTORS

Your investment in ARNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase ARNs should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the accompanying prospectus supplement and prospectus, in light of your particular circumstances. ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of ARNs or investments in equity or equity-based securities in general.

General Risks Relating to ARNs

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on ARNs at maturity. The return on ARNs will be based on the performance of the Market Measure. If the Ending Value is less than the Starting Value, then you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your ARNs. The Redemption Amount could be zero.

Your return on ARNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the securities included in the Market Measure or Basket Components, as applicable. The appreciation potential of ARNs is limited to the Capped Value. You will not receive a Redemption Amount greater than the Capped Value, regardless of the appreciation of the Market Measure. In contrast, a direct investment in the securities included in the Market Measure or Basket Component would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities. Thus, any return on ARNs will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.

Additionally, the Market Measure may consist of one or more equity indices that include components traded in a non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your ARNs, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the index or indices.

Payments on ARNs are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of ARNs. ARNs are our senior unsecured debt securities, the payment on which will be fully and unconditionally guaranteed by the Guarantor. ARNs are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability and the ability of the Guarantor to repay our respective obligations under ARNs on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the maturity date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of ARNs.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of ARNs. However, because your return on ARNs depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Market Measure, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to ARNs.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of Bank of America Corporation, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under ARNs in the ordinary course. However, we will have no assets available for distributions to holders of ARNs if they make claims in respect of such ARNs in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders in respect of such claims will be limited to those available under the Guarantor’s guarantee of such ARNs, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to the Guarantor’s subordinated obligations. Holders of ARNs will have recourse only to a single claim against the Guarantor and its assets under the Guarantor’s guarantee of ARNs, and holders of ARNs should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of the Guarantor, including claims of holders of unsecured senior debt securities issued by the Guarantor.

The Guarantor’s ability to make payments under its guarantee of ARNs will depend upon its receipt of funds from its subsidiaries, and applicable laws and regulations, and actions taken under the Guarantor’s resolution plan, could restrict the ability of its subsidiaries to transfer such funds. The Guarantor is a holding company and conducts substantially all of its operations through its subsidiaries. The Guarantor’s ability to make payments under its guarantee of our payment obligations on ARNs depends upon the Guarantor’s receipt from its subsidiaries of dividends and other distributions, loans, advances and other payments. Many of these subsidiaries, including bank and broker-dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to the Guarantor or to its other subsidiaries. In addition, the Guarantor’s bank and broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements. Intercompany arrangements the Guarantor has entered into in connection with its resolution planning could restrict the amount of funding available to it from its subsidiaries under certain adverse conditions, as described below under “—A resolution under the Guarantor’s preferred single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on ARNs.” These restrictions could prevent the Guarantor’s subsidiaries from paying dividends or making other distributions to the Guarantor or otherwise providing funds to the Guarantor that the Guarantor needs in order to make payments under its guarantee of our payment obligations on ARNs.

A resolution under the Guarantor’s preferred single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on ARNs. The Guarantor is required periodically to submit a plan to its primary regulatory authorities describing its resolution strategy under the U.S. Bankruptcy Code in the event of material financial distress or failure. In the Guarantor’s current plan, its preferred resolution strategy is a single point of entry strategy. This strategy provides that only the Guarantor (the parent holding company) files for resolution under the U.S. Bankruptcy Code and contemplates providing certain key operating subsidiaries with sufficient capital and liquidity to operate through severe stress and to enable such subsidiaries to continue operating or be wound down in a solvent manner following a Guarantor bankruptcy. The Guarantor has entered into intercompany arrangements governing the contribution of capital and liquidity with these key subsidiaries. As part of these arrangements, the Guarantor has transferred most of its assets (and has agreed to transfer additional assets) to a wholly-owned holding company subsidiary in exchange for a subordinated note. Certain of the Guarantor’s remaining assets secure its ongoing obligations under these intercompany arrangements. The wholly-owned holding company subsidiary also has provided a committed line of credit that, in addition to the Guarantor’s cash, dividends and interest payments, including interest payments the Guarantor receives in respect of the subordinated note, may be used to fund the Guarantor’s obligations. These intercompany arrangements include provisions to terminate the line of credit, forgive the subordinated note and require the Guarantor to contribute its remaining financial assets to the wholly-owned holding company subsidiary if the Guarantor’s projected liquidity resources deteriorate so severely that resolution becomes imminent, which could materially and adversely affect the Guarantor’s liquidity and ability to meet its payment obligations, including under its guarantee of our payment obligations on ARNs. In addition, the Guarantor’s preferred resolution strategy could result in holders of ARNs being in a worse position and suffering greater losses than would have been the case under bankruptcy or other resolution scenarios or plans.

The Guarantor’s obligations under its guarantee of ARNs will be structurally subordinated to liabilities of the Guarantor’s subsidiaries. Because the Guarantor is a holding company, its right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. As a result, any obligations of the Guarantor under its guarantee of ARNs will be structurally subordinated to all existing and future liabilities of the Guarantor’s subsidiaries, and claimants should look only to the assets of the Guarantor for payments under the Guarantor’s guarantee of ARNs. Further, creditors of the Guarantor’s subsidiaries recapitalized pursuant to the Guarantor’s resolution plan generally would be entitled to payment of their claims from the assets of the subsidiaries, including the Guarantor’s contributed assets. In addition, any obligations of the Guarantor under its guarantee of ARNs will be unsecured and, therefore, in a bankruptcy or similar proceeding, will effectively rank junior to the Guarantor’s secured obligations to the extent of the value of the assets securing such obligations.

Each of BofA Finance LLC and the Guarantor is permitted to sell, convey or transfer all or substantially all of its assets to one or more of the Guarantor’s majority-owned subsidiaries and, in either such event, such subsidiary or subsidiaries will not be required under the indenture relating to ARNs to assume our obligations under ARNs or the Guarantor’s obligations under its guarantee of ARNs, as the case may be. We and the Guarantor each may sell, convey or transfer all or substantially all of our respective assets to one or more entities that are direct or indirect subsidiaries of the Guarantor in which the Guarantor and/or one or more of its subsidiaries owns more than 50% of the combined voting power, and under the indenture under which ARNs will be issued, including the provisions thereof relating to the Guarantor’s guarantee of such ARNs, such subsidiary or subsidiaries will not be required to assume our obligations under ARNs or the Guarantor’s obligations under its guarantee thereof, as the case may be. In either such event, (i) we will remain the sole obligor on such ARNs and the Guarantor will remain the sole obligor on such guarantee, as the case may be, (ii) creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims and (iii) obligations of the Guarantor under its guarantee of our ARNs would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such transferred assets. See “Description of Debt Securities—Limitation on Mergers and Sales of Assets” beginning on page 21 of the accompanying prospectus for more information.

ARNs issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor; events of bankruptcy or insolvency or resolution proceedings relating to the Guarantor and covenant breach by the Guarantor will not constitute an event of default with respect to ARNs. ARNs issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor. In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor will not constitute an event of default with respect to ARNs. Furthermore, it will not constitute an event of default with respect to ARNs if the guarantee by the Guarantor ceases to be in full force and effect for any reason. Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor (in the absence of any such event occurring with respect to us) will not permit ARNs to be declared due and payable. In addition, a breach of a covenant by the Guarantor (including, for example, a breach of the Guarantor’s covenants with respect to mergers or the sale of all or substantially all its assets) will not permit ARNs to be declared due and payable. The value you receive on ARNs may be significantly less than what you otherwise would have received had ARNs been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor or the breach of a covenant by the Guarantor or upon the Guarantor’s guarantee ceasing to be in full force and effect.

The initial estimated value of ARNs considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of ARNs, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of ARNs. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The public offering price you pay for ARNs will exceed the initial estimated value. If you attempt to sell ARNs prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Market Measure, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and an expected hedging related charge. These factors, together with various credit, market and economic factors over the term of ARNs, are expected to reduce the price at which you may be able to sell ARNs in any secondary market and will affect the value of ARNs in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofAS or any of our other affiliates would be willing to purchase your ARNs in any secondary market (if any exists) at any time. The value of your ARNs at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and the Guarantor’s creditworthiness and changes in market conditions.

We cannot assure you that there will be a trading market for your ARNs. If a secondary market exists, we cannot predict how ARNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for ARNs will depend on various factors, including the Guarantor’s financial performance and changes in the value of the Market Measure. The number of potential buyers of your ARNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.

We anticipate that one or more of the selling agents or their affiliates will act as a market-maker for ARNs that it offers, but none of them is required to do so and may cease to do so at any time. Any price at which a selling agent or its affiliate may bid for, offer, purchase, or sell any ARNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transaction costs may adversely affect the prices, if any, at which those ARNs might otherwise trade in the market. In addition, if at any time any selling agent or its affiliates were to cease acting as a market-maker for any issue of ARNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those ARNs could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list ARNs on any securities exchange or quotation system. Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for their entire term. The listing of ARNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop or, if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of ARNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value. In addition, since the Ending Value will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period, the Ending Value may be less than the closing level of the Market Measure on any particular calculation day.

If your ARNs are linked to a Basket, increases in the levels of one or more of the Basket Components may be offset by decreases in the levels of one or more of the other Basket Components. The Market Measure of your ARNs may be a Basket. In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components. The levels of one or more Basket Components may increase, while the levels of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the levels of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components that are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your ARNs.

Exchange rate movements may adversely impact the value of ARNs. If any security included in a Market Measure or a Basket Component, as applicable, is traded in a currency other than U.S. dollars, and for purposes of the applicable index, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of that index, the level of the applicable index may be adversely affected and the Redemption Amount may be reduced.

Exchange rate movements may be impacted particularly by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. ARNs are not designed to be short-term trading instruments. You have no right to have your ARNs redeemed prior to maturity. If you wish to liquidate your investment in ARNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your ARNs or no market at all. Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of ARNs, assuming all other conditions remain constant.

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Value of the Market Measure. We anticipate that the market value of ARNs prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of ARNs will decrease as the value of the Market Measure decreases and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of ARNs is not expected to increase or decrease at the same rate. If you sell your ARNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your ARNs.

In addition, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that ARNs will trade in any secondary market at a price that is greater than the Capped Value.

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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of ARNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of ARNs. If the Market Measure or a Basket Component, as applicable, includes one or more indices that have returns that are calculated based upon securities prices in one or more

non-U.S. markets (a “non-U.S. Market Measure”), the value of your ARNs may also be adversely affected by similar events in the markets of the relevant foreign countries.

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Interest Rates. We expect that changes in interest rates will affect the market value of ARNs. In general, if U.S. interest rates increase, we expect that the market value of ARNs will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of ARNs. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of ARNs may be adversely affected.

•

Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure or a Basket Component, as applicable, increase, we anticipate that the market value of ARNs will decrease.

•

Exchange Rate Movements and Volatility. If the Market Measure of your ARNs or any Basket Component, as applicable, includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your ARNs, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your ARNs.

•

Our and the Guarantor’s Financial Condition and Creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of ARNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of ARNs. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our or the Guarantor’s credit ratings will not necessarily increase the market value of ARNs.

•

Time to Maturity. There may be a disparity between the market value of ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of ARNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including the selling agents, may affect your return on ARNs and their market value. We, the Guarantor and our other affiliates, including the selling agents, may buy or sell the securities included in the Market Measure or a Basket Component, as applicable, or futures or options contracts or exchange-traded instruments on the Market Measure or Basket Component or their respective component securities, or other instruments whose value is derived from the Market Measure or Basket Component or their respective component securities. We, the Guarantor and any of our other affiliates, including the selling agents, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under ARNs. These transactions could adversely affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in ARNs. On or before the applicable pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including the selling agents, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with ARNs), may have the effect of increasing the value of a Market Measure or Basket Component or their respective component securities. Consequently, the values of that Market Measure or Basket Component or the securities included in that Market Measure or Basket Component may decrease subsequent to the pricing date of an issue of ARNs, which may adversely affect the market value of ARNs.

We, the Guarantor or one or more of our other affiliates, including the selling agents, also expect to engage in hedging activities that could have the effect of increasing the value of the Market Measure on the applicable pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your ARNs prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount.

We, the Guarantor or one or more of our other affiliates, including the selling agents, may purchase or otherwise acquire a long or short position in ARNs, the Market Measure, a Basket Component or the securities included in the Market Measure or Basket Component and may hold or resell ARNs, the Market Measure, a Basket Component or the securities included in the Market Measure or Basket Component. For example, the selling agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your ARNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the Guarantor and any of our other affiliates, including the selling agents, may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agents, may engage in trading activities related to the Market Measure or a Basket Component, as applicable, and to securities included in the Market Measure or Basket Component that are not for your account or on your behalf. We, the Guarantor or one or more of our other affiliates, including the selling agents, also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure or Basket Component. These trading and other business activities may present a conflict of interest between your interest in ARNs and the interests we, the Guarantor and our other affiliates, including the selling agents, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your ARNs, could be adverse to your interests as a beneficial owner of ARNs.

We, the Guarantor and one or more of our other affiliates, including the selling agents, expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under ARNs. We, the Guarantor or our other affiliates, including the selling agents, also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of ARNs. We may enter into such hedging arrangements with one or more of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to ARNs and the applicable Market Measure or Basket Components. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the Guarantor and our affiliates, including the selling agents, will price these hedging transactions with the intent to realize a profit, regardless of whether the value of ARNs increases or decreases or whether the Redemption Amount on ARNs is more or less than the principal amount of ARNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and any of our other affiliates, including the selling agents, receive for the sale of ARNs, which creates an additional incentive to sell ARNs to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for ARNs and, as such, will determine the Starting Value, the Ending Value and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that it would be required to make if the publication of a Market Measure is discontinued. See the sections entitled “Description of ARNs—Market Disruption Events,” “—Adjustments to an Index.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise. None of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder or ARNs in taking any action that might affect the value of ARNs.

The U.S. federal income tax consequences of an investment in ARNs are uncertain and may be adverse to a holder of ARNs. No statutory, judicial, or administrative authority directly addresses the characterization of ARNs or securities similar to ARNs for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in ARNs are not certain. Under the terms of ARNs, you will have agreed with us to treat ARNs as single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for ARNs, the timing and character of gain or loss with respect to ARNs may differ. No ruling will be requested from the IRS with respect to ARNs and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in ARNs.

Risks Relating to the Market Measures

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests. Unless otherwise specified in the applicable term sheet, we, the Guarantor and any of our other affiliates, including the selling agents, have no affiliation with any publisher of an index to which your ARNs are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the components included in that index or make other methodological changes that could change its level. A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index. Any of these actions could adversely affect the value of your ARNs. The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, our affiliates may have expressed views on expected movements in a Market Measure, a Basket Component or the securities included in the Market Measure or Basket Component, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure or a Basket Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or Basket Component and their respective component securities from multiple sources, and you should not rely on the views expressed by our affiliates.

You will have no rights as a security holder, you will have no rights to receive any of the securities included in the Market Measure or a Basket Component, as applicable, and you will not be entitled to dividends or other distributions by the issuers of those securities. ARNs are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer, other than the related guarantees, which are the securities of the Guarantor. Investing in ARNs will not make you a holder of any of the securities included in the Market Measure or a Basket Component, as applicable. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your ARNs may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. Additionally, the levels of certain indices reflect only the prices of the securities included in that index and do not take into consideration the value of dividends paid on those securities. Your ARNs will be paid in cash and you have no right to receive delivery of any of these securities.

If the Market Measure or a Basket Component, as applicable, to which your ARNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your ARNs, include:

•

Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•

Political, Economic and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•

Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. Additionally, the accounting, auditing and financial reporting standards and requirements applicable to foreign companies may differ from those applicable to U.S. companies.

Unless otherwise set forth in the applicable term sheet, we, the Guarantor and any of our other affiliates, including the selling agents, do not control any company included in any Market Measure or Basket Component, as applicable, and have not verified any disclosure made by any of those companies. We, the Guarantor or our other affiliates, including the selling agents, currently, or in the future, may engage in business with companies included in a Market Measure or Basket Component, as applicable, and we, the Guarantor or our other affiliates, including the selling agents, may from time to time own securities of companies included in a Market Measure or Basket Component. However, none of us, the Guarantor nor any of our other affiliates, including the selling agents, have the ability to control the actions of any of these companies or have undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) our securities or the securities of the Guarantor or our other affiliates are included in that Market Measure or Basket Component. In addition, unless otherwise set forth in the applicable term sheet, none of us, the Guarantor or any of our other affiliates, including the selling agents, are responsible for the calculation of any index included in a Market Measure or Basket Component. You should make your own investigation into the Market Measure or Basket Component.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure or Basket Component will be involved in any offering of ARNs or will have any obligation of any sort with respect to ARNs. As a result, none of those companies will have any obligation to take your interests as holders of ARNs into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities included in the Market Measure or Basket Component or the value of ARNs.

The business activities of us, the Guarantor and any of our other affiliates, including the selling agents, relating to the companies included in a Market Measure or Basket Component, as applicable, may create conflicts of interest with you. We, the Guarantor and/or our other affiliates, including the selling agents, at the time of any offering of ARNs or in the future, may engage in business with the companies included in a Market Measure or Basket Component, including making loans to or equity investments in, or providing investment banking, asset management, or other services to, those companies, their affiliates and their competitors.

In connection with these activities, we, the Guarantor or our other affiliates, including the selling agents, may receive information about those companies that we or they will not divulge to you or other third parties. One or more of our affiliates may have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs. Any of these activities may adversely affect the value of the Market Measure or Basket Component and, consequently, the market value of your ARNs. We, the Guarantor and our other affiliates, including the selling agents, do not make any representation to any purchasers of ARNs regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure or Basket Component. Any prospective purchaser of ARNs should undertake an independent investigation of the companies included in the Market Measure or Basket Component to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in ARNs. The composition of the Market Measure or Basket Component does not reflect any investment recommendations from us, the Guarantor or our other affiliates, including the selling agents.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure or Basket Components, as applicable, that you should review prior to purchasing ARNs.

USE OF PROCEEDS

Unless otherwise specified in the applicable term sheet, we intend to lend the net proceeds we receive from each sale of ARNs to the Guarantor and/or its other subsidiaries. Unless otherwise specified in the applicable term sheet, the Guarantor expects that it and/or its subsidiaries will use the proceeds from these loans for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we may use a portion of the net proceeds from the sale of ARNs to hedge our obligations under ARNs by entering into hedging arrangements with one or more of our affiliates.

DESCRIPTION OF ARNS

General

Each issue of ARNs will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” that will be issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

Our payment obligations on ARNs are fully and unconditionally guaranteed by the Guarantor. ARNs will rank equally in right of payment with all of our other unsecured and unsubordinated obligations from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of ARNs will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor from time to time outstanding, except obligations that are subject to any priorities or preferences by law. Any payments due on ARNs, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of Bank of America Corporation, as guarantor.

The maturity date of ARNs and the aggregate principal amount of each issue of ARNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on ARNs. ARNs do not guarantee the return of principal at maturity. ARNs will be payable only in U.S. dollars.

Prior to the maturity date, ARNs are not redeemable by us or repayable at the option of any holder. ARNs are not subject to any sinking fund.

We will issue ARNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of ARNs will be set forth in the applicable term sheet. You may transfer ARNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of ARNs and the credit risk of Bank of America Corporation as guarantor of ARNs, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

However, the Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

•	If the Ending Value is less than or equal to the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

Your participation in any upside performance of the Market Measure underlying your ARNs will also be impacted by the Participation Rate. Unless otherwise set forth in the applicable term sheet, the “Participation Rate” applicable to your ARNs will be 300%.

The applicable term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure or the Basket Components, as applicable. However, historical values of the Market Measure or the Basket Components are not indicative of its future performance or the performance of your ARNs.

An investment in ARNs does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions made, in the securities of any of the companies included in a Market Measure or Basket Component.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of the Market Measure on the applicable pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures—Ending Value of the Basket.”

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event (as defined in “—Market Disruption Events”) has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable index (or any successor) is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure or Basket Component, as applicable, for the applicable non-calculation day will be the closing level of the Market Measure or Basket Component on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure or Basket Component on the next calculation day will also be deemed to be the closing level for the Market Measure or Basket Component on the first and second scheduled calculation days during the Maturity Valuation Period. If no further scheduled calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level of the Market Measure or Basket Component, as applicable, for that non-calculation day and for each following non-calculation day, if any, will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

Market Disruption Events

As to any index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)

the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in the index trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the index or any successor index (as defined in “—Discontinuance of an Index”); or

(B)

the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the index or any successor index, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise.

For the purpose of determining whether a Market Disruption Event as to any index has occurred:

(1)

a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)

a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index, or any successor index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)

if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the applicable pricing date, an Index Publisher may discontinue publication of an index to which an issue of ARNs is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or other entity and calculate the Ending Value as described in “—The Starting Value and the Ending Value” or in “—Basket Market Measures”, as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, to the Guarantor and to the holders of ARNs.

If an Index Publisher discontinues publication of the applicable index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day. The calculation agent will make available to holders of ARNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your ARNs are linked may adversely affect trading in ARNs.

Basket Market Measures

If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be stated in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the applicable pricing date, based on the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level of that Basket Component on the applicable pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the applicable pricing date. The Component Ratios will not be revised subsequent to their determination on the applicable pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights or Component Ratios of a Basket, all of which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)

The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the applicable pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event or non-Market Measure Business Day occurs for that Basket Component on the pricing date and on each scheduled Market Measure Business Day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning set forth in “—Market Disruption Events.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket for a calculation day by summing the products of the closing level of each Basket Component on that calculation day and the Component Ratio for that Basket Component. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Ending Value” of the Basket will equal the average of the values of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•

The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be deemed to be references to “Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Basket Components, as applicable, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days and determinations related to any adjustments to, or discontinuance of, any index. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you, the Guarantor and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of our other affiliates as the calculation agent for each issue of ARNs. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

ARNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of ARNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as ARNs are maintained in book-entry form.

Events of Default and Acceleration

Events of Default are defined in the senior indenture and in the section entitled “Description of Debt Securities—Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus. If such event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of ARNs upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described in “—Payment at Maturity,” determined as if ARNs matured on the date of acceleration, and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of ARNs, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates may act as our selling agent for any offering of ARNs. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the distribution agreement described in “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-66 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate principal amount of ARNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase ARNs.

None of the selling agents is acting as your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any ARNs. You should make your own investment decision regarding ARNs after consulting with your legal, tax and other advisors.

BofAS and any of our other affiliates may use this product supplement and the accompanying prospectus supplement and prospectus, together with the applicable term sheet, in a market-making transaction for any ARNs after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of ARNs supplements and, to the extent inconsistent, supersedes the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with ARNs are different than those described below, they will be described in the applicable term sheet.

Although ARNs are issued by us, they will be treated as if they were issued by Bank of America Corporation for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase ARNs upon original issuance and will hold ARNs as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of ARNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of ARNs, in the opinion of our counsel, Sidley Austin LLP, and based on certain factual representations received from us, ARNs with terms described in this product supplement should be treated as single financial contracts with respect to the Market Measure and under the terms of ARNs, we and every investor in ARNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat ARNs in accordance with such characterization. This discussion assumes that ARNs constitute single financial contracts with respect to the Market Measure for U.S. federal income tax purposes. If ARNs did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of ARNs is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of ARNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in ARNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this product supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in ARNs, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in ARNs.

We will not attempt to ascertain whether the issuer of any component stocks included in the Market Measure would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in the Market Measure were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of ARNs. You should refer to information filed with the SEC by the issuers of any component stocks included in the Market Measure and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of the component stocks included in the Market Measure is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of ARNs prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in ARNs. A U.S. Holder’s tax basis in ARNs will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held ARNs for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of ARNs, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in ARNs. In particular, if ARNs have a term that exceeds one year, the IRS could seek to subject ARNs to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on ARNs would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or exchange, of ARNs generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. If ARNs have a term of one year or less, a U.S. holder who uses the accrual method of accounting generally should be required to accrue any original issue discount on an ARN on a straight-line basis. At maturity, or upon a sale or exchange, a U.S. holder using either a cash or accrual method of accounting generally should recognize taxable gain (all or a portion of which may be treated as ordinary income) or loss in an amount equal to the difference between the amount realized and such holder’s tax basis in ARNs.

The IRS released Notice 2008-2 (the “Notice”) which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as ARNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as ARNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of ARNs, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of ARNs.

Because of the absence of authority regarding the appropriate tax characterization of ARNs, it is also possible that the IRS could seek to characterize ARNs in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon sale or exchange of ARNs should be treated as ordinary gain or loss. It is possible that the IRS could assert that a U.S. Holder’s holding period in respect of ARNs should end on the first calculation date during the Maturity Valuation Period, even though such holder will not receive any amounts in respect of ARNs prior to the maturity of ARNs. In such case, if the first calculation date during the Maturity Valuation Period is not in excess of one year from the original issue date, a U.S. Holder may be treated as having a holding period in respect of ARNs equal to one year or less, in which case any gain or loss such holder recognizes at such time would be treated as short-term capital gain or loss.

If a Market Measure is or includes an index that periodically rebalances, an index that tracks what is known as a rolling futures position, or an index that both periodically rebalances and tracks a rolling futures position, then it is possible that ARNs could be treated as a series of single financial contracts, each of which matures on the earlier of (i) the next rebalancing date or (ii) the next date on which futures contracts are “rolled” into other futures contracts (each such date, a “deemed exchange date”), as applicable. If ARNs were properly characterized in such a manner, a U.S. Holder would be treated as disposing of ARNs on each deemed exchange date in return for new ARNs that mature on the next deemed exchange date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each such deemed exchange date equal to the difference between the holder’s tax basis in ARNs (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of ARNs on such deemed exchange date.

Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of ARNs, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of ARNs or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or settlement at maturity and certain other conditions are satisfied.

If a Non-U.S. Holder of ARNs is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, or upon sale or exchange of ARNs, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning and disposing of ARNs. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% (or a lower rate under an applicable treaty) U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that ARNs are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under ARNs. However, it is possible that ARNs could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Market Measure or ARNs, and following such occurrence ARNs could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Market Measure or ARNs should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of ARNs and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of ARNs for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to ARNs to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as ARNs should be subject to withholding tax. Prospective Non-U.S. Holders of ARNs should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, ARNs are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in ARNs.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on ARNs.